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                                                                    EXHIBIT 99.1




     [ENTERCOM LETTERHEAD]



     FOR IMMEDIATE RELEASE
     July 20, 2000

     ENTERCOM COMPLETES ACQUISITION AND DIVESTITURE OF RADIO STATIONS IN KANSAS CITY



(Bala Cynwyd, PA July 20, 2000) Entercom Communications Corp. (NYSE: ETM) today announced the completion of its acquisition of four radio stations from Sinclair Broadcast Group (KCFX-FM, KCIY-FM, KQRC-FM and KXTR-FM) for $126.6 million and the simultaneous sale of three radio stations (KCFX-FM and KCMO-AM, KCMO-FM) in Kansas City to Susquehanna Radio Corp. for $113 million. Federal regulations required the Company to divest three stations in the Kansas City market, where it already owned seven stations prior to the Sinclair acquisition. With this transaction Entercom now owns eight stations in Kansas City and is the largest radio station operator in the market.

Entercom President and COO David J. Field commented, "We are pleased to complete this acquisition and realignment of our stations in Kansas City. With our revamped and improved station line-up we are significantly enhancing our ability to serve the needs of our listeners and advertisers."

Paul Leonard of Star Media Group was the broker on the transaction with Susquehanna. Upon completion of announced transactions, Entercom will own or operate 95 stations in 18 markets including Boston, Seattle, Portland, Sacramento, Kansas City, Milwaukee, New Orleans, Memphis, Buffalo, Norfolk, Greensboro, Rochester, Greenville/Spartanburg, Wilkes-Barre/Scranton, Wichita, Madison, Gainesville/Ocala and Longview/Kelso, WA.



Contact:
Mr. Steve Fisher
Executive VP and Chief Financial Officer
(610) 660 5647